Dev Ghose Appointed Chief Financial Officer of Reading International, Inc.

Los Angeles, California – (BUSINESS WIRE)– April 21, 2015– Reading International, Inc. (NASDAQ:RDI) announced today the appointment of Devasis (“Dev”) Ghose as its Chief Financial Officer and Treasurer, effective May 11, 2015. In this position, Mr. Ghose will oversee all finance and technology affairs of the Company.

Mr. Ghose served as Executive Vice President & Chief Financial Officer and in a number of senior finance roles for 25 years with three NYSE-listed companies:  Shurgard Storage Centers, Inc., (an international company focused on the acquisition, development and operation of self-storage centers in the US and Europe; now part of Public Storage), Skilled Healthcare Group (a health services company, now part of Genesis HealthCare) and HCP, Inc., (which invests primarily in real estate serving the healthcare industry), and as Managing Director-International for Green Street Advisors (an independent research and trading firm concentrating on publicly traded real estate corporate securities in the US & Europe).  Earlier, Mr. Ghose worked for 10 years for PricewaterhouseCoopers in the US & KPMG in the UK.  He qualified as a Certified Public Accountant in the US and a Chartered Accountant in the UK; he has an Honors Degree in Physics from the University of Delhi, India and  an Executive MBA from UCLA.

We are very pleased that Mr. Ghose is joining our senior management team. He brings considerable exposure to executive-level management of public and international companies, and we look forward to the experience and knowledge he will contribute to our Company.

Mr. Ghose will be assuming the role previously held by Andrzej Matyczynski, who will be continuing as a corporate advisor to our Company and then retiring in April 2016.  We are grateful for his more than sixteen years of service to our Company.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and
•

the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the
o	Reading brand (http://www.readingcinemasus.com),
o	Angelika Film Center brand (http://www.angelikafilmcenter.com),
o	Consolidated Theatres brand (http://www.consolidatedtheatres.com),
o	City Cinemas brand (http://www.citycinemas.com),
o	Beekman Theatre brand (http://www.beekmantheatre.com),

o	The Paris Theatre brand (http://www.theparistheatre.com);
o	Liberty Theatres brand (http://www.libertytheatresusa.com); and
o	Village East Cinema brand (http://www.villageeastcinema.com)

•	in Australia, under the
o	Reading brand (http://www.readingcinemas.com.au);
o	Newmarket brand (http://www.readingnewmarket.com.au); and
o	Red Yard Entertainment Centre (http://www.redyard.com.au)

•	in New Zealand, under the
o	Reading (http://www.readingcinemas.co.nz);
o	Rialto (http://www.rialto.co.nz) brands;
o	Reading Properties brand (http://www.readingproperties.co.nz);
o	Courtenay Central brand (http://www.readingcourtenay.co.nz);
o	Steer n’ Beer restaurant brand (http://www.steernbeer.co.nz); and
o	Taupo Motel brand (http://www.sailstaupo.co.nz).

For more information, contact:

James J. Cotter Jr, President & Chief Executive Officer

Reading International, Inc. (213) 235-2240